Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by Nexters Inc. of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a nominee to the board of directors of Nexters Inc. following the consummation of the business combination described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 14, 2021

/s/ Ivan Tavrin
By: Ivan Tavrin